Ex 99.1
SILVERLEAF RESORTS, INC.
REPORTS SECOND QUARTER 2008 RESULTS,
REVISES EARNINGS GUIDANCE FOR 2008, AND
ANNOUNCES STOCK REPURCHASE PROGRAM
DALLAS—(BUSINESS WIRE) — July 30, 2008 — Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its second quarter ended June 30, 2008.
Financial highlights for the second quarter of 2008 (compared to the second quarter of 2007):
•	Vacation Interval sales increased 16.0% to $68.0 million

•	Total revenues increased 8.2% to $69.1 million

•	Net income of $5.9 million and diluted earnings per share of $0.15
Sharon K. Brayfield, President, commented, “Despite weaknesses in the general economy and credit markets, demand for our product continues to be strong as evidenced by the continued double digit growth in our vacation interval sales. We are experiencing growth not only in sales to our members but also new customers, which further validates our model of vacationing close to home. Our business strategy during these challenging times will continue to be improving the credit quality of our new sales while preserving liquidity through controlled and measured growth. While we are pleased with our continued success, we recognize there are still challenges we face during this tumultuous period. Consequently, we are revising our 2008 net income guidance from $28.0 million to a range of approximately $22.0 million to $23.0 million or diluted earnings per share of approximately $0.56 to $0.58. Separately, our Board of Directors has authorized a two million share repurchase program, which we believe will enhance shareholder value in the long-term.”
2008 Second Quarter Results
Overall, total revenues for the second quarter of 2008 increased 8.2% to $69.1 million compared to $63.9 million for the second quarter of 2007. Total revenues consist of net sales, interest income, management fees, and other income.
Vacation Interval sales increased 16.0% to $68.0 million in the second quarter of 2008 compared to $58.6 million in the comparable prior-year period. The increase in Vacation Interval sales is primarily attributable to continued favorable closing percentages. Vacation Interval sales to existing customers increased 16.1% to $41.4 million while Vacation Interval sales to new customers increased 15.9% to $26.6 million. Vacation Interval sales to existing customers comprised 60.9% of total Vacation Interval sales in the second quarters of 2008 and 2007 which maintains our favorable sales mix trend toward upgrades and second-week sales to existing customers, which has helped control related sales and marketing costs.
The provision for estimated uncollectible revenue was 23.9% of Vacation Interval sales during the second quarter of 2008 versus 22.0% in the first quarter of 2008 and 16.0% in the second quarter of 2007. This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.
Cost of Vacation Interval sales increased to 11.4% of Vacation Interval sales for the second quarter of 2008 compared to 9.7% in the 2007 comparable period. This increase resulted from sales of higher cost basis inventory during the second quarter of 2008 compared to 2007.

Sales and marketing expense as a percentage of Vacation Interval sales remained nearly constant at 49.9% for the second quarter of 2008 compared to 49.7% in the prior-year comparable period. The $4.8 million increase in sales and marketing expense is primarily attributable to the increased volume of Vacation Interval sales.
Total positive net interest spread (interest income less interest expense and lender fees) was $8.9 million for the second quarter of 2008 compared to $6.8 million for the second quarter of 2007. In addition, interest expense and lender fees as a percentage of interest income declined to 41.6% in the second quarter of 2008 compared to 47.3% in the second quarter of 2007. This favorable variance is attributable to the overall decrease in the weighted average borrowing rate to 6.2% for the quarter ended June 30, 2008 from 7.7% for the quarter ended June 30, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.4% at June 30, 2008 from 16.0% at June 30, 2007.
Net income for the quarter ended June 30, 2008 decreased to $5.9 million, or $0.15 per diluted share, compared to net income of $7.7 million, or $0.20 per diluted share, for the quarter ended June 30, 2007.
2008 Year-to-Date Results
Overall, total revenues for the six months ended June 30, 2008 increased 10.9% to $136.1 million compared to $122.7 million for the six months ended June 30, 2007.
Vacation Interval sales increased 18.8% to $133.0 million in the first six months of 2008 compared to $111.9 million in the comparable prior-year period. The increase in Vacation Interval sales is primarily attributable to an 8.3% increase in tours and continued favorable closing percentages. Vacation Interval sales to existing customers increased 20.8% to $79.5 million while Vacation Interval sales to new customers increased 16.0% to $53.6 million. Vacation Interval sales to existing customers comprised 59.7% and 58.7% of total Vacation Interval sales in the first six months of 2008 and 2007, respectively, which continues our favorable sales mix trend toward upgrades and second-week sales to existing customers, which has helped control related sales and marketing costs.
The provision for estimated uncollectible revenue was 23.0% of Vacation Interval sales during the first six months of 2008 versus 16.0% for the same period of 2007. This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.
Cost of Vacation Interval sales decreased to 9.5% of Vacation Interval sales for the first half of 2008 compared to 10.2% in the 2007 comparable period. This decrease resulted from increased relative sales prices compared to last year partially offset by sales of higher cost basis inventory during the first six months of 2008.
Sales and marketing expense as a percentage of Vacation Interval sales remained nearly constant at 50.7% for the six-month period ended June 30, 2008 versus 50.6% for the same period of 2007. The $10.9 million increase in sales and marketing expense is primarily attributable to the increased volume of Vacation Interval sales.
Total positive net interest spread (interest income less interest expense and lender fees) was $17.3 million for the first six months of 2008 compared to $13.7 million for the first six months 2007. In addition, interest expense and lender fees as a percentage of interest income declined to 41.8% in the first half of 2008 compared to 46.2% for the comparable prior year period. This favorable variance is attributable to the overall decrease in the weighted average borrowing rate to 6.3% for the six months ended June 30, 2008 from 7.7% for the six months ended June 30, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.4% at June 30, 2008 from 16.0% at June 30, 2007.
Net income for the six months ended June 30, 2008 decreased to $13.3 million, or $0.34 per diluted share, compared to net income of $14.3 million, or $0.36 per diluted share, for the six months ended June 30, 2007.

Balance Sheet
On June 9, 2008, the Company announced completion of a term securitization through a newly formed and fully consolidated special purpose finance subsidiary, Silverleaf Finance VI, LLC (“SF-VI”). SF-VI issued approximately $115.4 million of its Timeshare Loan-Backed Notes Series 2008-A in a private offering and sale, which were secured by approximately $128.6 million in timeshare loans sold to SF-VI by the Company and another of its fully consolidated special purpose finance subsidiaries. The cash proceeds from the sale of the timeshare loans to SF-VI were primarily used to repay approximately $93.8 million in consolidated indebtedness.
At June 30, 2008, notes receivable and revolving debt balances increased over comparative balances at December 31, 2007. These increases are directly related to increased Vacation Interval sales.
At June 30, 2008, senior credit facilities provided for loans of up to $541.2 million, of which $195.0 million was available for future advances. Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity through at least 2009. At June 30, 2008, the Company’s senior debt consisted of 50% fixed-rate debt and 50% variable-rate debt.
Expansion at existing resorts, including construction of lodging units and additional amenities, decreased to $9.4 million for the second quarter of 2008 from $10.2 million for the comparable prior year period. This reduction in capital expenditures is consistent with the Company’s moderate growth initiative in effect for 2008.
Outlook
Based on the above and near-term outlook for our business, the Company is revising its 2008 net income guidance from $28.0 million to a range of approximately $22.0 million to $23.0 million or diluted earnings per share of approximately $0.56 to $0.58.
2008 Stock Option Plan
At a special shareholders meeting held on July 29, 2008, the Company’s shareholders approved the Company’s 2008 Stock Option Plan, which reserves for issuance up to two million shares of the Company’s common stock.
Stock Repurchase Program
The Company has authorized the repurchase of up to two million shares of its common stock to be acquired from time to time in the open market or in negotiated transactions, depending upon market conditions and other factors. These two million shares represent approximately 5.3% of the Company’s 38.1 million shares of common stock outstanding at June 30, 2008. Repurchased shares will become treasury shares to be used to meet our future common stock obligations under our employee stock option plans and for other corporate purposes. The Company’s Board of Directors has set a two-year term on the stock repurchase plan.
About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.
For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Vacation Interval sales	$67,959	$58,577	$133,040	$111,942
Estimated uncollectible revenue	(16,242)	(9,372)	(30,560)	(17,913)

Net sales	51,717	49,205	102,480	94,029

Interest income	15,310	12,940	29,817	25,487
Management fee income	780	615	1,560	1,230
Other income	1,261	1,093	2,237	1,933

Total revenues	69,068	63,853	136,094	122,679

Costs and Operating Expenses:
Cost of Vacation Interval sales	7,756	5,683	12,630	11,453
Sales and marketing	33,940	29,142	67,477	56,591
Operating, general and administrative	10,224	9,480	19,516	17,903
Depreciation	1,210	858	2,324	1,716
Interest expense and lender fees	6,367	6,126	12,469	11,777

Total costs and operating expenses	59,497	51,289	114,416	99,440

Income before provision for income taxes	9,571	12,564	21,678	23,239
Provision for income taxes	(3,685)	(4,837)	(8,346)	(8,947)

Net income	$5,886	$7,727	$13,332	$14,292

Basic net income per share	$0.15	$0.20	$0.35	$0.38

Diluted net income per share	$0.15	$0.20	$0.34	$0.36

Weighted average basic common shares outstanding	38,065,077	37,808,154	37,995,956	37,808,154

Weighted average diluted common shares outstanding	39,289,637	39,396,758	39,346,094	39,384,338

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$14,669	$13,170
Restricted cash	19,693	12,816
Notes receivable, net of allowance for uncollectible notes of $77,099 and $69,128, respectively	314,232	289,907
Accrued interest receivable	3,952	3,744
Investment in special purpose entity	5,975	7,315
Amounts due from affiliates	3,042	1,358
Inventories	183,548	179,188
Land, equipment, buildings, and leasehold improvements, net	51,396	41,565
Land held for sale	509	509
Prepaid and other assets	34,178	31,487

TOTAL ASSETS	$631,194	$581,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$15,563	$21,071
Accrued interest payable	2,467	2,470
Unearned Vacation Interval sales	—	296
Unearned samplers	7,059	6,921
Income taxes payable	2,456	782
Deferred income taxes	34,749	30,463
Notes payable and capital lease obligations	354,711	316,198
Senior subordinated notes	24,671	26,817

Total Liabilities	441,676	405,018

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,068,154 and 37,818,154 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	381	378
Additional paid-in capital	112,842	112,700
Retained earnings	76,295	62,963

Total Shareholders’ Equity	189,518	176,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$631,194	$581,059